Exhibit 5.1
June 6, 2007
Board of Governors
Agassiz Energy, LLC
Valley Technology Park
510 County Road 71
Crookston, MN 56716
     Re: Registration Statement on Form SB-2
Dear Governors:
In connection with the proposed offer and sale of up to 77,878,000 units of the membership interests (the “Membership Units”) of Agassiz Energy, LLC (the “Company”), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization;

2.	The Company’s Member Control Agreement, as amended;

3.	The Company’s resolutions of the Board of Governors authorizing the issuance of Membership Units; and,

4.	The Company’s Registration Statement on Form SB-2, as proposed to be filed by Agassiz Energy, LLC with the United States Securities and Exchange Commission (the “SEC”) on June 6, 2007.
In rendering our opinions, we have relied upon, with the consent of the Company and its members: (i) representations of the Company and its members and other representatives, including as set forth in the aforementioned documents, as to factual matters; and, (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any

Board of Governor
June 6, 2007

information and representations made by the Company and its members and representatives, including those made in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions. We have assumed in rendering this opinion that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.
The opinions expressed herein shall be effective only as of the date of this opinion letter. The opinion set forth herein is limited to and based upon existing laws of the State of Minnesota as they exist on the date hereof, all of which are subject to change prospectively and retroactively. Our opinion is based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
In reliance upon and subject to the foregoing, based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be legally issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the SEC, or Item 509 of Regulation S-K.
Very truly yours,
FREDRIKSON & BYRON, P.A.

By  /s/ Todd Taylor